EXHIBIT F-2(a)

         [Letterhead of Spears, Moore, Rebman & Williams Appears Here]





                                 March 13, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

          Re: Application on Form U-1 of AGL Resources, Inc. and Atlanta Gas Light Company (File Number 70-8749)

Gentlemen:

We have acted as special Tennessee counsel to Atlanta Gas Light Company (the "Company") and its wholly owned subsidiary, Chattanooga Gas Company ("Chattanooga") in connection with the transactions described in the application on Form U-1 (as amended, from time to time, the "Application") which was filed with the Securities and Exchange Commission (the "Commission") on November 27, 1995 by the Company and AGL Resources, Inc. ("Resources"). By order dated March 5, 1995 (Holding Co. Act Rel. No. 26482) (the "Order"), the Commission granted the approvals and exemptions requested in the Application. Specifically, the order authorized Resources, pursuant to Sections 9(a)(2) and 10 of the Public Utility Holding Company Act of 1935 (the "Act") to acquire all of the outstanding shares of common stock of the Company and indirectly all of the outstanding shares of common stock of Chattanooga (such acquisition, the "Transaction"). The Order also granted an exemption for Resources (and each subsidiary company of Resources) and the Company (and each subsidiary of the Company) from all provisions of the Act, except for Section 9(a)(2) thereof.

The opinion hereafter set forth is given to the Commission at the request of the Company in connection with a post-effective amendment to the Application and pursuant to Item F of the Instructions as to Exhibits to Form U-1. The opinion rendered by this firm consists of the opinion set forth in the sixth paragraph of this letter (our "Opinion") and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter. Our Opinion is furnished solely for the benefit of the Commission and solely with regard to the Application and may not otherwise be relied upon, used, quoted or referenced to by, or filed with, any other person or entity without our prior written consent.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Order. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the due execution and delivery of all documents by any persons or entities other than the Company or Resources where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.
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In rendering our Opinion, we have relied upon both a letter from H. Edward
Phillips, III, Associate Counsel of the Tennessee Public Service Commission (the "TPSC") dated January 22, 1996 (the "TPSC Letter"), and as to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements. A copy of the TPSC letter is attached to our "preliminary" opinion dated February 13, 1996, which was filed as Exhibit F-1(a) to the Application.

The members of this firm are admitted to the Bar of the State of Tennessee and are duly qualified to practice in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Tennessee that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the Application. Our Opinion is based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the Opinion that the Tennessee Public Service Commission had no jurisdiction over the Transaction.

We hereby consent to the filing of this Opinion as an exhibit to the Application.

                             Very truly yours,

                            /s/ Spears, Moore, Rebman & Williams

                            SPEARS, MOORE, REBMAN & WILLIAMS
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